Exhibit 99.1

Ryerson	PRESS RELEASE
227 W. Monroe St.
27th Floor
Chicago, Illinois 60606
312 292 5000
www.ryerson.com

For additional information contact:

Christopher Bona

Ryerson Inc.

312-292-5052

FOR IMMEDIATE RELEASE

RYERSON COMPLETES THE EXCHANGE OFFER FOR ITS 9% SENIOR SECURED NOTES DUE

2017 AND ITS 11 1⁄4% SENIOR NOTES DUE 2018

Chicago, IL – September 10, 2013 – Ryerson Inc. (the “Company”) announced today that it has completed an offer (the “Exchange Offer”) to exchange up to $600,000,000 in aggregate principal amount of the 9% Senior Secured Notes due 2017 (the “Initial 2017 Notes”) and up to $300,000,000 in aggregate principal amount of the 11 1⁄4% Senior Notes due 2018 (the “Initial 2018 Notes” and, together with the Initial 2017 Notes, the “Initial Notes”), that were issued by the Company and Joseph T. Ryerson & Son, Inc. (“JT Ryerson”) on October 10, 2012, for an equal principal amount of 9% Senior Secured Notes due 2017 and 11 1⁄4% Senior Notes due 2018 that have been registered under the Securities Act of 1933, as amended. The Exchange Offer expired at 5:00 p.m., New York City time, on September 9, 2013. A total of $600,000,000 aggregate principal amount of the Initial 2017 Notes and $300,000,000 aggregate principal amount of the Initial 2018 Notes were validly tendered and accepted for exchange by the Company and JT Ryerson. The Initial Notes that were validly tendered and accepted for exchange by the Company and JT Ryerson constitute 100% of the outstanding aggregate principal amount of the Initial 2017 Notes and 100% of the outstanding aggregate principal amount of the Initial 2018 Notes. As a result of completing the Exchange Offer, the Company and JT Ryerson have satisfied their obligations under the registration rights agreements covering the Initial Notes.

About Ryerson (www.ryerson.com)

Ryerson Inc., a Platinum Equity company, is a leading North American processor and distributor of metals, with operations in the United States, Mexico, Canada, China and Brazil. The Company distributes and processes various kinds of metals, including stainless and carbon steel and aluminum products.

Forward-Looking Statements

This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “estimates,” “will,” “should,” “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Moreover, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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